Exhibit 5.2

5 August 2014

Vidara Therapeutics International plc

25/28 North Wall Quay

Dublin 1

Ireland

Vidara Therapeutics International plc (the “Company”)

Dear Sirs

1.	Basis of Opinion

We are acting as Irish counsel to Horizon Pharma, Inc. (“Horizon Pharma”), a Delaware corporation, in connection with the proposed registration by the Company of up to 120,311,318 ordinary shares, par value $0.0001 each (the “Ordinary Shares”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (such Ordinary Shares to be issued pursuant to a Transaction Agreement and Plan of Merger, dated as of 18 March, 2014, by and among Vidara Therapeutics Holdings LLC, the Company, Hamilton Holdings (USA), Inc., Hamilton Merger Sub, Inc. and Horizon Pharma as amended by the First Amendment to the Transaction Agreement and Plan of Merger, dated as of 12 June 2014 (the “Agreement”), including (i) up to 8,445,080 Ordinary Shares (the “Warrant Shares”) issuable upon exercise of the replacement warrants to be issued by the Company in respect of the Horizon Pharma Warrants in accordance with clause 2.10 of the Agreement (the “Warrants”) and (ii) up to 27,964,200 Ordinary Shares (the “Convertible Note Shares”) issuable upon conversion of the Horizon Pharma 5.00% Convertible Senior Notes due 2018 (the “Notes”) pursuant to an Indenture between Horizon Pharma and U.S. Bank N.A. as trustee as proposed to be amended by a First Supplemental Indenture to be entered into between Horizon Pharma, the Company and U.S. Bank N.A. as trustee (the “Notes Indenture”).

1.1	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. It is also given on the basis that it is governed by and is to be construed in accordance with the laws of Ireland. We have made no investigations of and express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.2	This Opinion is strictly confined to the matters stated herein and is not to be read as extending by implication or otherwise to any other matter.

1.3	In giving this Opinion, we have examined the documents and searches listed in the schedule. We have also reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.4	Unless otherwise defined in this Opinion, capitalised terms have the same meaning as in the Agreement.

2.	Assumptions

2.1	For the purpose of giving this Opinion, we have assumed the following (without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption):

(a)	the truth and accuracy of the contents of such documents and searches reviewed by us and of any certificates of officers of the Company and/or of public officials reviewed by us;

(b)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents sent to or reviewed by us by email in pdf or other electronic format and the authenticity of the originals of such documents;

(c)	that the copies of minutes of meetings and/or of resolutions reviewed by us correctly record the proceedings at such meetings and the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

(d)	that the memorandum and articles of association of the Company reviewed by us are the current memorandum and articles of association, are up to date and have not been amended or superseded;

(e)	the accuracy and completeness of the information disclosed in the searches referred to in the schedule and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin – the central official registry for Irish-incorporated companies - do not necessarily reveal whether or not a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to a company;

(f)	that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired;

(g)	that the Registration Statement becomes and remains effective;

(h)	that the Reorganisation and all of the Reorganisation Steps described in Schedule 1 to the Agreement take place in accordance with the terms and conditions of the Agreement;

(i)	that all necessary shareholder and board approvals of, and all other necessary actions by, the Company are duly passed and taken to give effect to the transactions contemplated by the Agreement, including to give effect to Section 2.10(e) of the Agreement with respect to the Warrants and Section 5.20(f) of the Agreement with respect to the Convertible Notes;

(j)	that Closing occurs in accordance with the terms and conditions of the Agreement;

(k)	that there are and will be no other terms governing the Warrant Shares or the Convertible Note Shares other than those set out in the memorandum and articles of association to be adopted by the Company in accordance with Section 2.5(b) of the Agreement, the Warrants or, as the case may be, the Notes Indenture;

(l)	that the Warrant Shares are, upon exercise of the Warrants, allotted and issued in accordance with the Agreement and the terms and conditions of the Warrants;

(m)	that the Convertible Note Shares are, upon conversion of the Notes, allotted and issued in accordance with the Agreement and the terms and conditions of the Notes Indenture;

(n)	that as at the time of the allotment and issuance of the Warrant Shares and the Convertible Note Shares, such allotment and issuance is not in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject.

3.	Opinion

Subject to the foregoing we are of the opinion that:

(a)	the Company is duly incorporated and existing under the laws of Ireland as a public limited company; and

(b)	on the Closing Date the Company will have sufficient authorised but unissued Ordinary Shares free from statutory pre-emption rights of shareholders under Irish law to satisfy full exercise of the Warrants and full conversion of the Notes were such exercise or conversion to occur on the Closing Date and, upon such exercise or conversion, the Warrant Shares or, as the case may be, the Convertible Note Shares will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. This Opinion may not be used, circulated, quoted or relied upon for any other purpose.

Yours faithfully

/s/ McCann FitzGerald

McCann FitzGerald

Schedule

1.	a copy of the Agreement;

2.	a copy of the Indenture relating to the Convertible Notes dated as of 22 November 2013 between Horizon Pharma and U.S. Bank N.A. as trustee as proposed to be supplemented by the First Supplemental Indenture to be entered into between Horizon Pharma, the Company and U.S. Bank N.A. as trustee in accordance with Section 5.20(f) of the Agreement;

3.	copies of the Horizon Pharma Warrants;

4.	a copy (certified by the Company Secretary) of all shareholder resolutions passed on or before the date of this Opinion for the purpose of or in the connection with the transactions contemplated by the Agreement;

5.	a copy (certified by the Company Secretary) of (i) the certificate of incorporation of the Company; (ii) the certificate of incorporation of the Company on change of name; and (iii) the current memorandum and articles of association of the Company;

6.	a copy of the memorandum and articles of association as set out in Exhibit C of the Agreement to be adopted by the Company and to become effective in accordance with Section 2.5(b) of the Agreement as at the Effective Time;

7.	extracts (certified by the Company Secretary) from minutes of meetings of the Board of Directors of the Company held on 17 April 2014, 30 April 2014, 20 May 2014, 9 July 2014 and 18 July 2014;

8.	the results of searches made by independent law searchers on our behalf against the Company on 5 August 2014 in the Irish Companies Registration Office and in the Petitions Section and Judgments Office of the Central Office of the Irish High Court in Dublin.